EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                              Nine
                                                                                            Months
                                                                                             Ended
                                                                                      September 30
                                                                                      ------------
(Dollars in Millions)                                                                         1997
                                                                                      ============
EARNINGS
 1.     Net income ....................................................................  $   549.6
 2.     Applicable income taxes .......................................................      383.8
                                                                                         ---------
 3.     Net income before taxes (1 + 2) ...............................................  $   933.4
                                                                                         =========
 4.   Fixed charges:
      a    Interest expense excluding interest on deposits ............................. $   590.3
      b.   Portion of rents representative of interest and amortization of debt expense       26.0
                                                                                         ---------
      c.   Fixed charges excluding interest on deposits (4a + 4b) ......................     616.3
      d.   Interest on deposits ........................................................   1,077.7
                                                                                         ---------
      e.   Fixed charges including interest on deposits (4c + 4d) ...................... $ 1,694.0
                                                                                         =========
 5.     Amortization of interest capitalized ..........................................  $      --
 6.     Earnings excluding interest on deposits (3 + 4c + 5) ..........................    1,549.7
 7.     Earnings including interest on deposits (3 + 4e + 5) ..........................    2,627.4
 8.     Fixed charges excluding interest on deposits (4c) .............................      616.3
 9.     Fixed charges including interest on deposits (4e) .............................    1,694.0

RATIO OF EARNINGS TO FIXED CHARGES
10.     Excluding interest on deposits (line 6/line 8) ................................       2.51
11.     Including interest on deposits (line 7/line 9) ................................       1.55
                                                                                         =========

NOTE: DUE TO $532.2 MILLION OF NONRECURRING CHARGES FOR THE THREE MONTHS ENDED
      SEPTEMBER 30, 1997, EARNINGS ARE DEFICIENT IN COVERING FIXED CHARGES BY $13.1 MILLION.